EXHIBIT 99.1

Univest Corporation of Pennsylvania - Univest National Bank and Trust Co. - Reports First Quarter Earnings

SOUDERTON, Pa., April 23, 2008 (PRIME NEWSWIRE) -- Univest Corporation of Pennsylvania (Nasdaq:UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., has reported net income of $6,721,000 or $0.52 basic net income per share for the first quarter ended March 31, 2008, compared to $6,247,000 or $0.48 basic net income per share for the first quarter ended March 31, 2007. This is an increase of 7.59% or 8.33%, respectively. Diluted earnings per share were $0.52 for the first quarter ended March 31, 2008, compared to $0.48 per share for the first quarter ended March 31, 2007.

"We are pleased with our first quarter performance and our ability to once again demonstrate how our diversified business mix contributed to steady, organic growth for Univest," said William S. Aichele, chairman, president and chief executive officer for Univest Corporation.

On April 1, 2008, Univest Corporation paid a quarterly cash dividend of $0.20 per share.

As of March 31, 2008, assets totaled $2,059,572,000 compared to $1,935,930,000 at March 31, 2007. This is an increase of 6.39%. Total shareholders' equity increased 7.61% year-over-year with $203,263,000 reported as of March 31, 2008, compared to $188,889,000 as of March 31, 2007.

About Univest Corporation

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties. Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Univest Capital, Inc. (doing business as Vanguard Leasing, Inc.), a small ticket commercial leasing business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., a full-service broker-dealer and investment advisory firm.

For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

                             Univest Corporation of Pennsylvania
                                Financial Summary Highlights
                                       (Unaudited)
                          ($ in thousands, except per share data)

                                       For the Three Months Ended

                                      March 31,    March 31,
                                        2008         2007      % CHANGE
                                     ----------   ----------   --------

 Net interest income                 $   15,931   $   15,445     3.15%

 Provision for loan and lease losses $      999   $      624    60.10%

 Net interest income after provision
     for loan and lease losses       $   14,932   $   14,821     0.75%

 Net income                          $    6,721   $    6,247     7.59%

 Net income per share:

 Basic                               $     0.52   $     0.48     8.33%

 Diluted                             $     0.52   $     0.48     8.33%

 Dividends per share                 $     0.20   $     0.20     0.00%

                                      March 31,    March 31,
                                        2008         2007     % CHANGE
                                     ----------   ----------  --------
 Total assets                        $2,059,572   $1,935,930     6.39%

 Total shareholders' equity          $  203,263   $  188,889     7.61%

 Total deposits                      $1,616,843   $1,521,340     6.28%

CONTACT:  Univest Corporation of Pennsylvania
          Kim Detwiler, Vice President, Director of Corporate
           Communications
          215-721-8396
          detwilerk@univest.net